UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 12, 2019

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On and effective as of April 12, 2019, Anthony Rauseo retired from his positions as Senior Vice President and Chief Operating Officer of FuelCell Energy, Inc. (the “Company”). In connection with his retirement, the Compensation Committee of the Board of Directors accelerated the vesting of 13,587 shares of restricted stock granted to Mr. Rauseo in April 2016, 58,334 restricted stock units granted to Mr. Rauseo in April 2017, and 112,360 restricted stock units granted to Mr. Rauseo in April 2018; however, the 100,000 restricted stock units granted to Mr. Rauseo in April 2018 were not accelerated and were forfeited in connection with his retirement.

Item 8.01.	Other Events.

On April 12, 2019, the Company undertook a reorganization, which included a reduction in force of 135 of the Company’s employees. The Company has already implemented spending reductions throughout the business in order to lessen the impact of the workforce reduction. With the recent completion of several research and development initiatives, including the design, development and launch of the SureSource 4000 high efficiency fuel cell and other critical path projects, it was necessary to look at the Company’s operations and costs to align them with business needs and objectives. The Company estimates that this reduction in force, along with recent retirements, will result in a payroll savings to the Company of approximately $11.5 million annually (estimated on an annualized basis based on the pre-reduction/retirement compensation of the affected employees).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: April 15, 2019	By:	/s/ Michael S. Bishop
Michael S. Bishop
Senior Vice President, Chief Financial Officer and Treasurer